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                                                                     Exhibit 2.2

               AGREEMENT REGARDING PURCHASE OF CERTAIN ASSETS FROM
                   AEROVOX INCORPORATED AND AEROVOX DE MEXICO

I.   PARTIES.

     A. Buyer: Nueva Generacion Manufacturas S.A. de C.V., a Mexican corporation ("Buyer").

     B. Sellers: Aerovox, Incorporated ("Aerovox") and Aerovox de Mexico, S.A. de C.V. ("Aerovox Mexico" and, together with Aerovox, the "Seller").

II.  ASSETS TO BE PURCHASED.

     A. Subject to the terms and conditions hereof, Aerovox Mexico or Aerovox, as the case may be, shall sell and Buyer shall purchase, all right, title and interest of such parties in and to the following assets (collectively, the "Assets"):

             1. Aerovox Mexico Assets. Except for the "Excluded Assets" (as
                defined in Paragraph B of this Section II), all assets and properties owned by Aerovox Mexico at the time of "Closing" (as defined below) and located at its facility at Tezozomoc 239 y San Antonio, Atzcapotzalco, Mexico, D.F. 02760 (the "Mexico City Facility") (collectively, the "Aerovox Mexico Assets"), including, without limitation, all of the assets and properties located at the Mexico City Facility which are reflected on the "Initial Statement" (as defined in Section VII(B) below), or acquired by Aerovox Mexico subsequent to the date of the Initial Statement (the "Initial Statement Date") other than Excluded Assets and any assets or properties disposed of by Aerovox Mexico in the ordinary course of business after the Initial Statement Date. The Aerovox Mexico Assets shall include, without limitation, the following:

                   a) All inventory (including raw materials, work-in-process, finished goods and other inventory items) owned by Aerovox Mexico at Closing and located at the Mexico City Facility (collectively, the "Mexico City Inventory");

                   b) All machinery, equipment, fixtures and construction in
                      progress owned by Aerovox Mexico at Closing and located at the Mexico City Facility, as well as any and all warranty and other contract rights of Aerovox Mexico with respect to the foregoing;

                   c) All accounts receivable owned by Aerovox Mexico (excluding intercompany accounts receivable) resulting solely from the sale of goods manufactured at the Mexico City Facility that are outstanding at the time of Closing;

                   d) All prepaid expenses, deposits, refunds (excluding tax
                      refunds), claims, rights of set-off, causes of action, rights of recovery and rights of recoupment owned by Aerovox Mexico which relate solely to the operation of the Mexico City Facility (the "Mexico City Operations");

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                   e) All information technology systems owned by Aerovox Mexico and located at the Mexico City Facility, as well as any and all warranty and other contract rights of Aerovox Mexico with respect to the foregoing;

                   f) All of the customer agreements, sales representative
                      agreements, supply agreements, equipment leases, real property leases, license agreements and other contracts and agreements to which Aerovox Mexico is a party identified on Exhibit A hereto;

                   g) All patents, patent applications, trade secrets,
                      technology, know-how, inventions, processes, technical information and data, tools and dies, designs, plans, drawings, diagrams, schematics and other proprietary information and intellectual property owned by Aerovox Mexico and used solely in connection with the Mexico City Operations;

                   h) The "CGE" trademark, together with all goodwill associated therewith (with any transfer or documentation costs or expenses related to such transfer to be paid by Buyer); and

                   i) All customer lists and data, marketing plans and
                      documents, advertising, sales and promotional materials, marketing studies and reports and other documents and materials owned by Aerovox Mexico and relating solely to those products produced at the Mexico City Facility which are not produced at Seller's Juarez, Mexico, or New Bedford, Massachusetts manufacturing facility.

             2. Aerovox Assets. Only the following specific assets and properties of Aerovox:

                   a) All motor start capacitor inventory owned by Aerovox at
                      Closing and (i) on consignment to Whirlpool and located at or in transit to its facilities at 1347 Heil Quaker Blvd, Laverne, TN 32086 and 119 Birdseye St., Clyde, Ohio 43410 or (ii) on consignment to Tecumseh and located at or in transit to M.B. Hiatt, Inc., 3131 S. Adrian Hwy, Adrian, MI 49221 (collectively, the "Consignment Inventory" and together with the Mexico City Inventory the "Inventory");

                   b) The following machinery and equipment: (i) an Arcotronics
                      6-paper winding machine model # AVE263B and Serial No. PM263.170C owned by Aerovox and located at the Juarez, Mexico facility (Buyer shall be responsible for crating and shipping such machine and for any associated expenses and any taxes, duties or other fees and expenses imposed or incurred related to the purchase of such machine); and
                      (ii) all machinery and equipment owned by Aerovox which is leased by Aerovox to Aerovox Mexico and located at the Mexico City Facility (collectively, together with the machinery, equipment and other assets described in Sections II(A)(1)(b) above, the "Equipment"), as well as any and all warranty and other contract rights of Aerovox with respect

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                      to any of the foregoing;

                   c) All of the equipment leases, license agreements and other contracts and agreements to which Aerovox is a party relating solely to the Mexico City Operations and identified on Exhibit B hereto, said Exhibit to be completed, agreed upon by the parties and attached hereto on or before April 26, 2002 (collectively, together with the contracts and agreements listed on Exhibit A hereto, the "Acquired Contracts");

                   d) All patents, patent applications, trade secrets,
                      technology, know-how, inventions, processes, technical information and data, tools and dies, designs, plans, drawings, diagrams, schematics and other proprietary information and intellectual property owned by Aerovox and used solely in the production of those products produced at the Mexico City Facility which are not produced at any other manufacturing facility owned by Seller or its subsidiaries or affiliates (with any transfer or documentation costs or expenses related to such transfer to be paid by Buyer); and

                   e) All customer lists and data, marketing plans and
                      documents, advertising, sales and promotional materials, marketing studies and reports and other documents and materials owned by Aerovox and relating solely to those those products produced at the Mexico City Facility which are not produced at Seller's Juarez, Mexico, or New Bedford, Massachusetts manufacturing facility.

B. Notwithstanding the foregoing, the Assets shall not include any of the following (collectively, the "Excluded Assets"): (a) any and all assets of Aerovox which arespecifically listed in Section II(A)(2), (b) cash and cash equivalents of Aerovox Mexico; (b) all rights of Aerovox Mexico to or claims for refunds or rebates of any taxes (including, without limitation, any such matters related to Value Added Tax, i.e. IVA) for any period prior to the Closing Date, and the benefit of net operating loss carryforwards, carrybacks or other credits of Seller relating to any such period (collectively, the "Recoverable Tax Assets"); (c) any and all assets of Seller located at the Juarez, Mexico facility (except for the winding machine specifically referenced above), (d) all intercompany accounts or notes receivable (e) all insurance claims and policies of Seller relating to the Mexico City Operations, (f) any rights of the Seller under any contract or agreement which is not an Acquired Contract, and (g) any and all trademarks, service marks, product names, trade names of Seller other than the CGE trademark, whether or not related to the Mexico City Operations, including, without limitation., "CGE Aerovox", "Aerovox", "Aeromet", Supermet", "Blue Mike" or any combination or derivation thereof.

C. The Buyer agrees and acknowledges that (a) the Buyer's decision to proceed with the transactions contemplated by this Agreement is based upon the Buyer's own inspection and investigation of the Assets and the business of Seller; (b) the Buyer is familiar with the Assets and the business of Seller and has been afforded the full

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           opportunity, to the extent it desired to do so, to fully inspect and review (i) the books and records of Seller, (ii) the title to the Assets, (iii) such other operational and financial information as the Buyer has found appropriate including, without limitation, any survey, appraisal, environmental, engineering, sales, production or employment matters, and (c) the Buyer is satisfied with each of the foregoing matters, and will, at Closing, acquire the Assets without representation or warranty of any kind, express or implied. This provision shall survive the Closing or early termination of this Agreement.

III.       AGREEMENTS REGARDING THE CGE AEROVOX TRADEMARK.
         For a period of 12 months following the Closing, Buyer shall have a non-exclusive, fully paid right and license to use the CGE Aerovox trademark owned and to be retained by Seller in connection with the acquired business and in the manner in which such trademark is presently used. Seller agrees (A) that it will not assign sell or transfer the CGE Aerovox trademark to any person or entity, (B) that it will not, at any time after the Closing, use the CGE Aerovox trademark for any purpose or in any manner, and (C) that the restrictions set forth in this sentence shall survive the Closing and the expiration of the term of the license set forth in the preceding sentence indefinitely.

IV.      PURCHASE PRICE.

         A. The purchase price for the Assets ("Purchase Price") shall be TWO MILLION, FIVE HUNDRED FIFTY THOUSAND DOLLARS ($2,550,000) (subject to adjustment as provided in Article VII below), in United States Dollars payable by wire transfer of immediately available funds as provided in Article VI below
         B. At Closing, the cash portion of the Purchase Price shall be allocated between and among the Assets owned by Aerovox and between and among the Assets owned by Aerovox Mexico as provided on Exhibit C hereto.

  V.     ASSUMPTION OF LIABILITIES; PERMITTED ENCUMBRANCES.

         A. At Closing, Buyer shall assume the following liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):

                  1. All liabilities and obligations of the Aerovox Mexico (excluding intercompany liabilities and obligations and liabilities for the payment of taxes) relating exclusively to the Mexico City Operations arising prior to the Closing of the transactions contemplated hereby;

                  2. All obligations of the Seller under the Acquired Contracts, whether arising prior to or following the Closing of the transactions contemplated hereby;

                  3. The obligations of Aerovox Mexico at Closing with respect to that certain loan from Banco Bilbao Vizcaya ("BBV") to Aerovox Mexico, S.A de C.V. in the original principal amount of $1,000,000 (the "BBV Loan"); and

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                  4.   All liabilities of Aerovox Mexico for payroll and related
                       employee benefits in respect of any employee of the Mexico City Operations relating to periods or for services provided prior to the "Closing Date" (as defined below), including, without limitation, any accrued and unpaid vacation, bonuses, sick time, or personal time, which in all cases shall be paid or afforded by Buyer to such employees in the ordinary course of business, provided, however, Aerovox Mexico shall remain responsible for the payment obligations, if any, with respect to employee profit sharing, as required by law (i.e. PTU).

         B. Buyer acknowledges and agrees that it is purchasing the Assets subject to the following liens, liabilities and encumbrances (collectively, the "Permitted Encumbrances"): (1) the terms of all Acquired Contracts and other Assumed Liabilities, and (2) all liens and security interests on those Assets being acquired from Seller existing as of the date hereof in favor of BBV which secure the BBV Loan.

         C. Notwithstanding the foregoing, Buyer is not assuming, and shall not be liable or responsible for any of the following (collectively, the "Retained Liabilities"): (1) any intercompany liabilities of any nature, or (2) any liability or obligation of the Seller for the payment of taxes (except as provided in Section VI(D)); or (3) any liability of Seller which is covered by insurance; or (4) any other liability or obligation of Seller of any nature other than those expressly described in Section V(A) or V(B) above.

         D. Buyer shall be solely responsible for payment of any and all Value Added Tax (i.e. IVA) and any duties (if any) payable to any governmental authority in connection with the sale of the Assets to the Buyer hereunder.

VI.           PAYMENT TERMS.

         A. Upon execution of this Agreement, Buyer shall provide a deposit of $300,000 US Dollars (the "Deposit") to the law firm of Hanify & King, P.C., as escrow agent (the "Escrow Agent"), to be held in an interest bearing account by the Escrow Agent pending the Closing, and applied to the Purchase Price upon Closing or otherwise administered and distributed by the Escrow Agent in accordance with the provisions of the Escrow Agreement attached hereto as Exhibit D and hereby made a part hereof (the "Escrow Agreement"). Failure on the part of Buyer to close in accordance with the terms of this Agreement as a result of Buyer's breach of such terms shall result in the Buyer forfeiting the deposit in full satisfaction of any claims Seller may have against Buyer resulting from Buyer's breach.

         B. The balance of the cash portion of the Purchase Price ($2,250,000 in US Dollars) shall be paid to Seller at Closing by wire transfer of immediately available funds in US Dollars.

         C. Any amounts due from either party as a result of any "Purchase Price Adjustment" (as hereinafter defined) pursuant to Section VII below shall be payable in accordance with the provisions of
              Section VII(F) below.

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VII.      PURCHASE PRICE ADJUSTMENT.

     A. For purposes of this Section VII, the following terms shall have the following meanings, and any reference to an amount shall be in US Dollars, converted at a rate of 9.1 Mexican Pesos to 1.00 US Dollar:

              (1) "Mexico City Working Capital" shall mean the total amount of Mexico City Assets less the total amount of Mexico City Liabilities.

              (2) "Mexico City Assets" shall mean the gross amount of accounts receivable (excluding intercompany receivables), the gross amount of Inventory (measured at the same unit costs as were in effect on February 23, 2002), the acquisition value of the Equipment and construction in progress, prepaid expenses and other current assets of the Mexico City Operations, but excluding cash and Recoverable Tax Assets.

              (3) "Mexico City Liabilities" shall mean all accounts payable and accrued expenses of the Mexico City Operations, incurred in the ordinary course of business of Aerovox Mexico, excluding intercompany accounts payable and liabilities for the payment of taxes.

     B. Attached hereto as Exhibit E is an unaudited statement of the Mexico City Working Capital, as of February 23, 2002, prepared by Aerovox in accordance with generally accepted accounting principles consistently applied by Aerovox ("Initial Statement").

     C. Within ten (10) business days after the Closing Date (which period may be extended by not more than five (5) additional business days by Aerovox by providing written notice to Buyer ) Aerovox shall prepare and deliver to Buyer an unaudited final statement of Mexico City Working Capital as of 12:01 a.m. on the Closing Date, prepared in a manner consistent with the methods employed by Aerovox in the preparation of the Initial Statement ("Final Statement").

     D. Subject to the provisions of this Section, the Purchase Price will be increased or decreased (as the case may be) (the "Purchase Price Adjustment") as follows:

              (1) If the Mexico City Working Capital reflected on the Final Statement is greater than the Mexico City Working Capital reflected on the Initial Statement the Purchase Price shall be increased by an amount equal to such excess.

              (2) If the Mexico City Working Capital reflected on the Final Statement is less than the Mexico City Working Capital reflected on the Initial Statement the Purchase Price shall be decreased by an amount equal to such deficiency.

     E. During the period between the Closing Date and the delivery of the Final Statement and any objection period, Buyer shall provide Aerovox with reasonable access to the books and records of the Mexico City Operations as may be necessary to complete

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          the Final Statement. Buyer shall have ten (10) business days following delivery of the Final Statement to (y) review the Final Statement and the business records with respect thereto and (z) deliver written objections, if any, in reasonable detail to Aerovox. If no written objections are delivered to Aerovox within said time period, the Final Statement shall be considered final and binding on the parties for all purposes. If written objections are so delivered by Buyer, the parties shall, for a period of ten (10) business days following delivery of Buyer's written objection attempt in good faith to resolve their differences with respect to such objections. Any resolution of such objections by the parties shall be in writing and shall be final and binding on the parties for all purposes. If the parties are unable to resolve any objections within such time frame, to mutually agree to extend the time allowed, or to resolve such objections within any extended period of time, the matter will be submitted to Aerovox's Bankruptcy Court for final and binding resolution.

     F. When the terms of the Final Statement become final and binding on the parties the amount of the Purchase Price Adjustment shall be calculated and any amount due to a party shall be paid promptly by the appropriate party by wire transfer in immediately available US Dollars, but in no event later than ten (10) days after the Final Statement becomes final and binding on the parties.

     G. During the period from the date hereof until the Closing Date, neither Enrique Sanchez Aldunate nor Aerovox shall cause Aerovox Mexico to (a) sell or otherwise remove (or cause to be sold or otherwise removed) from the Mexico City Facility any of the Assets located at the Mexico City Facility without the prior written consent of the Buyer and Aerovox, except for sales of Inventory in the ordinary course of business; or make accounting adjustments to or write-off any of the Assets located at the Mexico City Facility without the prior written consent of Aerovox and Buyer, except for normal recurring accounting entries. The results of any action taken by any party in violation of this paragraph shall not be reflected in the purchase price adjustment described in this Section VII.

VIII. COVENANTS OF SELLER.
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     A.   Forthwith upon the effective date of this agreement ("Agreement"),
          Aerovox shall file and serve, in accordance with all applicable statutes, rules and laws relating to the filing and service of,

      1. A motion in form and substance satisfactory to Buyer and its counsel approving sale procedures, including, without limitation,

          (a) approving the terms and conditions of sale set forth in this Agreement, including, without limitation, the payment by Seller to Buyer of a break up fee in the amount of Fifty Thousand ($50,000) Dollars in accordance with the provisions of this Agreement should the Closing not occur because of the acceptance by Seller of a higher offer and the successful consummation of such transaction; and

          (b) establishing (i) the form of notice for the "Sale Motion" (as defined below), which notice shall be in form and substance reasonably satisfactory to

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          Buyer and its counsel, (ii) a deadline for filing and serving objections to the Sale Motion and (iii) a date for a hearing on the Sale Motion;

     2. A motion in form and substance reasonably satisfactory to Buyer and its counsel seeking authority under 11 U.S.C. ss.363(f) to sell the Assets owned by Aerovox to Buyer free and clear of any and all claims, liens, interests or encumbrances in the Assets owned by Aerovox ("Sale Motion"). The Sale Motion shall seek entry of an order ("Sale Order"), in form and substance reasonably satisfactory to Buyer and its counsel, allowing such motion, and containing such other provisions as reasonably requested by Buyer, including, without limitation,

          (a) a finding that Buyer is purchasing the Assets owned by Aerovox in good faith and is thereby entitled to the maximum protection available to good faith purchasers provided in 11 U.S.C.ss.363(m);

          (b) authorizing, empowering and directing Aerovox to perform all acts, execute and deliver all documents, that are reasonably necessary, proper or desirable as requested by Buyer to implement and consummate the purchase and sale contemplated by this Agreement, all without further order of the court or notice to any entities;

          (c) determining that the Assets owned by Aerovox are property of Aerovox's bankruptcy estate and that upon consummation of the purchase and sale contemplated by this Agreement Buyer shall have good and marketable title to all of the Assets owned by Aerovox free and clear of any and all competing claims, interests, liens and encumbrances; and

          (d) determining that Aerovox is authorized and empowered to execute and deliver documents on behalf of the Aerovox bankruptcy estate, and to perform acts on behalf of the estate to consummate and perform Aerovox's obligations to sell the Assets owned by Aerovox to Buyer, all without further order of the Court or notice to any entity whatsoever.

     3. All other necessary and proper notices, motions and other papers reasonably required to obtain entry of the Sale Order, including, without limitation, a notice of intended sale pursuant to Fed.R.Bankr.P. 6004, in form and substance reasonably satisfactory to counsel for the Buyer, but in no event shall this Section be construed to require Aerovox to take action to appeal the entry of any Order of the Aerovox Bankruptcy Court.

   B. Until the consummation of the transactions contemplated by this Agreement (the "Transaction") or termination of this Agreement, Seller will afford to Buyer and its agents, investment bankers, accountants, and other representatives working on the Transaction free and full access to its offices, properties, books, and records, will permit them to make extracts from and copies of such books and records, and will from time to time furnish them with such additional financial and operating data and other information as to its financial condition, results of operations,

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               business, properties, assets, liabilities, or future prospects as they from time to time may request.

          C. Seller agrees that, until the consummation of the Transaction or termination of this Agreement, Seller will use its best efforts to preserve substantially intact Mexico City Operations and the assets relating thereto and conduct the Mexico City Operations in all respects only in the ordinary course unless otherwise consented to in writing by the Buyer; provided, however, that Seller shall not be responsible or liable for any breach of this paragraph resulting from any action or failure to act by Enrique Sanchez Aldunate or anyone under the direction or control of Enrique Sanchez Aldunate.

          D. At the Closing, Seller shall either (a) execute, deliver and enter into an IT Network Access Agreement with Buyer in form and substance reasonably acceptable to the parties hereto (the "IT Network Access Agreement"); or (b) if the assets comprising Seller's information technology and computer network currently employed at the Mexico City Facility (the "Aerovox IT Network") have been sold to Parallax Power Components, Inc. or another buyer prior to the Closing, cause Parallax or such other purchaser of such assets to execute, deliver and enter into the IT Network Access Agreement with Buyer. If the assets comprising the Aerovox IT Network have not been sold to Parallax or another buyer prior to the Closing, Seller shall require as a condition of any sale of such assets that the purchaser thereof assume and agree to perform Seller's obligations under the IT Network Access Agreement. The parties shall use reasonable efforts to determine and agree upon the terms, conditions, form and substance of the IT Network Access Agreement on or before April 26, 2002.

          E. Seller shall not be permitted to sell the Assets to any other entity other than Buyer unless Seller timely receives a "Higher Offer" (as defined below) or this Agreement is otherwise terminated prior to Closing in accordance with the provisions of
               Section XV below. If prior to Closing Seller timely receives a Higher Offer, then Seller shall (a) provide Buyer with written notice of its receipt of such Higher Offer and the terms thereof, accompanied by a copy of such Higher Offer, within two (2) business days following its receipt of such Higher Offer; and (b) provide Buyer and any entity timely submitting a Higher Offer with a reasonable opportunity to submit additional offers to purchase the Assets prior to accepting such Higher Offer pursuant to the provisions of Massachusetts Local Bankruptcy Rule 6004-1(a)(1)(B). For purposes of this Agreement, the term "Higher Offer" shall mean an offer to buy all of the Assets for a lump sum cash payment at least five percent (5%) greater than the aggregate value of the Purchase Price, and otherwise containing all of the terms and conditions of this Agreement. The Assets may not be sold piecemeal, but may only be sold, consistently with the transaction contemplated in this Agreement, as a package.

     IX.  CONDITIONS PRECEDENT TO EFFECTIVENESS OF AGREEMENT.

          This Agreement shall become effective only upon satisfaction of the following condition: Payment of the Deposit by Buyer.

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     X.   CONDITIONS TO CLOSING.

        A. Buyer's obligation to consummate the Transaction is subject to the following conditions:

               1. The Sale Order shall have been entered, and shall not have been stayed, modified or reversed as of the Closing date;

               2. Seller shall have complied in all material respects with its obligations under this Agreement;

               3. There shall have been no material adverse change in the business, financial condition or operations of the Mexico City Operations or the condition of the Assets (provided, however, that it is understood and agreed that a material adverse change resulting from any intentional action or omission by Enrique Sanchez Aldunate or anyone acting under his direction or control shall not be considered a material adverse change for purposes of this paragraph);

               4. Receipt of written approval from BBV of the assignment to and assumption by Buyer of the BBV Loan, without acceleration of any amount due under the BBV Loan or any requirement of the payment of any penalty, fee or similar payment to BBV on account of the BBV Loan or any other material modification of the terms of the BBV Loan;

               5. As of the Closing Date, there shall be no security interests or liens of any nature whatsoever on or affecting any of the Assets other than: (a) Permitted Encumbrances; or (b) any other liens or security interests granted to or obtained by third parties after the date hereof with the knowledge and consent of, or as a result of the actions of, Enrique Sanchez Aldunate; and

               6. Seller shall have executed, delivered and entered into the IT Network Access Agreement or, if the assets comprising the Aerovox IT Network have been sold to Parallax or another purchaser prior to the Closing, Parallax or such other purchaser of said assets shall have executed, delivered and entered into the IT Network Access Agreement. In addition, if the assets comprising the Aerovox IT Network have not been sold as of the Closing Date but Seller has entered into an agreement with Parallax or another purchaser for the sale of such assets, Seller shall have demonstrated to the reasonable satisfaction of Buyer that such agreement contains provisions in form and substance reasonably acceptable to Buyer requiring as a condition of such sale that the purchaser thereof assume the IT Network Access Agreement with Buyer and agree to perform Seller's obligations thereunder;

               7. Seller shall execute and deliver to Buyer an Assignment and Assumption Agreement with respect to the Acquired Contracts and the other Assumed Liabilities in a form reasonably acceptable to the parties.

        B. Seller's obligation to consummate the Transaction is subject to the following conditions:

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               1.   Entry of the Sale Order;

               2.   Payment of the balance of the Purchase Price;

               3. The Buyer shall have complied in all material respects with its obligations under this Agreement;

               4. The Buyer shall have obtained and delivered to Seller (a) the written approval from BBV of the assignment to and assumption by Buyer of the BBV Loan, without acceleration of any amount due under the BBV Loan or requirement of payment of any amount to BBV on account of the BBV Loan or otherwise; and (b) the full and complete release by BBV of Seller from any and all liability under or related to the BBV Loan;

               5. If required pursuant to the provisions of Section XII hereof, Buyer shall have executed, delivered and entered into a Mutual Noncompetition Agreement with the buyer of the "Remaining Assets" of Aerovox (as defined in Section XII hereof), the form and substance of which will be agreed upon in writing by the parties on or before April 26, 2002.

               6. Delivery by Buyer for cancellation of the original Promissory Note dated __________ and payable by Aerovox, Inc. to ______________ (the "Noteholder") in the original principal amount of $_____________;

               7. Buyer shall have caused the Noteholder to (a) instruct the escrow agent holding of the original stock certificate for ___ shares of capital stock of Aerovox Mexico securing the repayment of the Promissory Note referred to in the preceding paragraph to release such stock certificate to Seller; and (b) cancel the related pledge agreement;

               8. Buyer shall execute and deliver to Seller an Assignment and Assumption Agreement with respect to the Acquired Contracts and the other Assumed Liabilities in a form reasonably acceptable to the parties; and

               9. Buyer shall deliver to Seller the Employer Substitution Agreements in form and substance reasonably acceptable to the parties and customary for transactions of this nature.

     XI.  RELEASES.

        A. At (and subject to the occurrence of) the Closing of the sale of the Assets contemplated by this Agreement, Buyer, Hobir Holdings, B.V., Kato Holdings, B.V., Bires Investments, B.V., Kasri Holding, B.V., Tako Holding, B.V., Renko Investments, B.V., Compania General de Electronica, S.A. de C.V., Inmobiliaria Industrial S.A. de C.V. and Enrique Sanchez Aldunate and their respective affiliates, partners, subsidiaries, heirs, administrators, executors, past and present officers, directors, shareholders, agents, attorneys, employees, predecessors, successors and assigns (the

               "Buyer Parties") shall, and hereby do, remise, release and forever discharge Seller and their affiliates, partners, subsidiaries, past and present officers, directors, shareholders, agents, attorneys, employees, predecessors, successors and assigns (the "Seller Parties") of and from all claims, causes of action, suits, charges, complaints, debts, sums of money, promises, demands, actions, accounts, covenants, contracts, agreements, damages, and all liabilities of every kind, nature, or description, direct or indirect, known or unknown, matured or not matured, liquidated or unliquidated, fixed or contingent, whether arising at law or in equity which the Buyer Parties ever had, now have or which they may have in the future against the Seller Parties with respect to matters arising from the beginning of the World to the time of Closing of the transactions contemplated hereby; provided, however, that the foregoing does not apply to or operate as a release with respect to any of the following: (i) any right of indemnification or right to insurance coverage or proceeds that Enrique Sanchez Aldunate may be entitled to, if any, as a result of his having served as a Director or officer of Aerovox or Aerovox Mexico, whether pursuant to the Certificate of Incorporation or By-Laws of Aerovox, applicable law, agreement or otherwise; or (ii) any obligation or liability of the Seller or any right or remedy of the Buyer pursuant to this Agreement or any of the documents, instruments or agreements executed by the parties in connection herewith.

          B. At (and subject to the occurrence of) the Closing of the sale of the Assets contemplated by this Agreement, the Seller Parties shall, and hereby do, remise, release and forever discharge the Buyer Parties of and from all claims, causes of action, suits, charges, complaints, debts, sums of money, promises, demands, actions, accounts, covenants, contracts, agreements, damages, and all liabilities of every kind, nature, or description, direct or indirect, known or unknown, matured or not matured, liquidated or unliquidated, fixed or contingent, whether arising at law or in equity which the Seller Parties ever had, now have or which they may have in the future against the Buyer Parties with respect to matters arising from the beginning of the World to the time of Closing of the transactions contemplated hereby; provided, however, that the foregoing does not apply to or operate as a release with respect to (i) any defense that may exist with respect to claims for indemnification or insurance by Enrique Sanchez Aldunate, as a result of his having served as a Director or officer of Aerovox or Aerovox Mexico, whether pursuant to the Certificate of Incorporation or By-Laws of Aerovox, applicable law, agreement or otherwise, and (ii) any obligation or liability of the Buyer or any right or remedy of the Seller pursuant to this Agreement or any of the documents, instruments or agreements executed by the parties in connection herewith.

     XII. ANCILLARY MATTERS.

          A. If during the period from February 23,2002, through the Closing Date Seller receives any claims or complaints relating to products sold by Seller which were manufactured at the Mexico City Facility ("Customer Claims"), Seller shall refer all such Customer Claims to Enrique Sanchez Aldunate for handling. Enrique Sanchez Aldunate shall have sole and exclusive authority to negotiate, resolve and settle all such Customer Claims, provided that prior to entering into any binding agreement to resolve or settle any Customer Claim he obtains approval thereof from Robert Elliott or F. Randal

          Hunt on behalf of Aerovox, which approval shall not be unreasonably withheld or delayed.

      B. Upon request of Seller in order to facilitate the consummation of the sale by Aerovox of its remaining assets (other than the Assets and the stock of B.H.C. Aerovox Ltd.) (the "Remaining Assets"), Buyer and Enrique Sanchez Aldunate shall enter into a Mutual Noncompetition Agreement with the purchaser of the Remaining Assets in form and substance reasonably acceptable to the parties hereto and the purchaser of the Remaining Assets (the "Mutual Noncompetition Agreement"); provided, however, that Buyer shall not be required to execute or enter into the Mutual Noncompetition Agreement unless the purchaser of the Remaining Assets executes and enters into the Mutual Noncompetition Agreement. The parties shall use reasonable efforts to determine and agree upon the scope, terms and conditions, and form and substance of the Mutual Noncompetition Agreement on or before April 26, 2002.

      C. Subject to the consummation of the transactions contemplated hereby, Buyer shall indemnify Seller for any and all claims by Compania General de Electronica S.A. de C.V. and Inmobiliaria Industrial S.A. de C.V. (collectively, the "Landlord") for breach, rejection or termination of any of the leases for the premises at which the Mexico City Facility is located (collectively, the "Leases").

XIII. FOIL SUPPLY AGREEMENT.

      For a period of 90 days following the Closing, Aerovox shall supply Buyer with aluminum foil of the type presently used by Aerovox Mexico in the Mexico City Operations in a minimum amount of 150,000 square meters of foil and a maximum amount of 250,000 square meters of foil. Buyer shall notify Aerovox within 30 days after Court approval of the Sale Order of its exact foil requirements (including types, amounts and delivery schedule), but such amount shall not be less than 150,000 square meters of foil over the 90 day period. If Buyer fails to timely notify Aerovox of its requirements, Buyer shall not only be responsible for purchase of the 150,000 square meters of foil, but shall also be responsible to purchase the full amount of 250,000 square meters of foil. The purchase price to be paid by Buyer in exchange for such foil shall be the price of such product in effect on February 23, 2002, as set forth on the price list attached hereto as Exhibit F and hereby made a part hereof, which amounts shall be payable by Buyer within 30 days after delivery to Buyer of the applicable product.

XIII. CLOSING.

      A. The consummation of the transactions contemplated hereby (the "Closing") shall occur at the offices of Hanify & King, P.C., One Federal Street, Boston, Massachusetts 02110, on June 18, 2002; provided, however, that such date of Closing may be extended for an additional period of ten (10) days to June 28, 2002, upon written notice from Seller to Buyer to the effect thereof if (and only if) (i) the Sale Approval Order shall not have been entered by the Bankruptcy Court on or prior to June 18, 2002 and (ii) all other conditions to Closing set forth in Article X shall have been satisfied or waived, or at such other time and place as shall be mutually agreed to between the parties (the "Closing Date").

     B. At the Closing, (a) the Seller and Buyer will execute, acknowledge (if appropriate), and deliver to the other such instruments of sale, transfer, conveyance, assignment and assumption, and other documents and agreements as a party and its counsel may reasonably request in order to effect the sale, transfer, conveyance and assignment to Buyer of valid ownership of all of the Assets and consummate the other transactions and agreements contemplated by this Agreement; and (b) Seller shall deliver to the Buyer, or otherwise take all reasonable steps as may be necessary to put the Buyer in possession and control of, all of the Assets.

XIV. TERMINATION.

     A. The Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (1) in the event the Seller has breached this Agreement in any material respect, or (2) if the Closing shall not have occurred on or before July 15, 2002 (other than as a result of a breach of this Agreement by Buyer); or (3) if a Chapter 11 Trustee is appointed in the bankruptcy proceedings in which Aerovox is a party or if such bankruptcy is converted for any reason from a Chapter 11 to a Chapter 7 proceeding; or (4) if the parties fail to agree in writing on the contents of Exhibit B hereto or the terms, conditions, form and substance of either the Mutual Noncompetition Agreement or the IT Network Access Agreement on or before April 26, 2002, as contemplated by Sections II(A)(2)(c), VIII(D) and XII(B) above, respectively.

     B. The Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (1) in the event the Buyer has breached this Agreement in any material respect, or (2) in the event that the Bankruptcy Court authorizes the sale to a bidder submitting a Higher Offer, provided that prior to Seller's acceptance of such Higher Offer Buyer is given written notice of Seller's receipt of such Higher Offer (accompanied by a copy thereof) and a reasonable opportunity to submit a competing offer to purchase the Assets in accordance with the provisions of Section VIII(E) above; (3) in the event the Bankruptcy Court denies the Motion for approval of the Sale Order; or (4) in the event of the termination of the Purchase and Sale Agreement between Aerovox and Parallax (or any other party purchasing the Remaining Assets) relating to the sale of the Remaining Assets (the "Aerovox Agreement") (i) by the Buyer of the Remaining Assets for any reason other than a breach by Seller, or (ii) by Seller for any reason other than by mutual agreement with the proposed purchaser of the Remaining Assets; or (5) if the Closing shall not have occurred on or before July 15, 2002 (other than as a result of a breach of this Agreement by Seller), or (6) if the parties fail to agree in writing on the contents of Exhibit B hereto or the form and substance of the Mutual Noncompetition Agreement on or before April 26, 2002, as contemplated by Sections II(A)(2)(c) and XII(B) above, respectively.

     C. In the event of any termination of this Agreement pursuant to this Section, Seller shall, as soon as reasonably practicable but in any event within 5 business days thereafter, return to Buyer the entire $300,000 deposit paid by Buyer hereunder together with any interest earned thereon, unless such termination results solely from a breach by Buyer of the provisions of this Agreement in which event Buyer shall forfeit the deposit in full satisfaction of any claims Seller may have against Buyer resulting from Buyer's breach. Thereafter, the rights and obligations of the parties hereto under this Agreement shall terminate (other than the provisions related to the treatment of the Deposit) and there shall be no liability of any party hereto to any other party hereunder (other than the liability of Seller, if any, for any breach by Seller of this Agreement) and each party hereto shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

     D.   Subject to Bankruptcy Court approval of the motion described in
          Section VIII(A)(1)(a) above, in the event of the termination of this Agreement by Seller pursuant to Paragraph B(2) above, Seller shall, in addition to returning Buyer's deposit in accordance with the provisions of Paragraph C above, pay Buyer a break-up fee equal to $50,000, which amount shall be payable by wire transfer of immediately available funds within 5 business days following the effective date of termination.

XV.  MISCELLANEOUS.

     A. Following the Closing, Seller shall execute such other and further documents and agreements as reasonably requested by Buyer to effectuate and implement the transactions contemplated by this Agreement.

     B. This Agreement is intended to be, and shall be construed as, a document under seal under the laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws provisions. Any disputes arising under this Agreement shall be adjudicated in the United States Bankruptcy Court for the District of Massachusetts.

     C. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective successors and assigns.

     D. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they have related in any way to the subject matter hereof.

     E. No amendment, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller or in the case of a waiver, by the party waiving compliance.

     F. Buyer may assign its rights and obligations under this Agreement to any entity, the majority of the equity of which is owned (directly or indirectly) by Enrique Sanchez Aldunate and/or members of his family, so long as the Buyer Parties remain responsible for the release of any claims as provided in Section XI herein.

     G. All notices, requests, consents, and other communications under this Agreement shall be in writing, and shall be delivered by hand or sent by reputable overnight courier service or electronic facsimile transmission (with a copy sent by first class mail, postage prepaid) or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

     If to the Buyer, to

     Enrique Sanchez Aldunate, Gerente General,
     Nueva Generacion Manufacturas S.A. de C.V.
     Tezozomoc 239 y San Antonio
     Atzcapotzalco, Mexico, D.F., 02760
     Facsimile No. 011-52-55-53-52-53-85,

     with a copy (which shall not constitute notice) to

     Jeffrey D. Sternklar, Esq.,
     Duane Morris LLP,
     470 Atlantic Avenue, Boston, Massachusetts 02210
     Facsimile No. 617-289-9201; and

     If to the Seller, to
     Aerovox, Inc.
     167 John Vertente Boulevard,
     New Bedford, Massachusetts 02745
     Facsimile No. (508) 910-3179
     Attention: Robert Elliott

     with a copy (which shall not constitute notice), to

     Harold B. Murphy, Esq.
     Hanify & King, P.C.,
     One Federal Street
     Boston, MA 02210
     Facsimile No. 617-556-8985

     Notices provided in accordance with this Section shall be deemed delivered
     (i) if personally delivered or sent by electronic facsimile transmission, when received, or (ii) if sent by overnight courier service, 24 hours after deposit with such courier service, or (iii) if sent by certified or registered mail, return receipt requested, 48 hours after deposit in the mail. Either party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

     H.   Access to Information; Maintenance of Records.

               (1) Following the Closing, for a period of the later of (i) three (3) years after the Closing Date and (ii) the date of entry of an order of the

                         Aerovox Bankruptcy Court closing the Aerovox Bankruptcy Case, or if converted to a case under Chapter 7 of the Bankruptcy Code, an order of the Bankruptcy Court closing such case, each party and its representatives shall have reasonable access to all of the books and records compiled with respect to the period prior to the Closing Date relating to the business of Aerovox Mexico or the Assets, including all information pertaining to the Acquired Contracts, all employee records or other personnel and medical records required by law, legal process or subpoena, in the possession of the other party to the extent that such access may reasonably be required by such party in connection with the Acquired Contracts, or other matters relating to or affected by the operation of the business of Aerovox Mexico and the Assets.

                    (2) Such access shall be afforded by the party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours; provided, however, that: (i) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of any party; (ii) no party shall be required to take any action which would constitute a waiver of the attorney-client privilege; (iii) no party shall be required to take any action which would reveal confidential or proprietary information; and (iv) no party shall be required to supply the other party with any information which such party is under a legal obligation not to supply. The applicable party exercising this right of access shall be solely responsible for any costs or expenses incurred by it hereunder.

                    (3) If the party in possession of such books and records shall desire to dispose of any such books and records prior to the expiration of such period, such party shall, prior to such disposition, give the other party a reasonable opportunity at such other party's expense, to segregate and remove such books and records as such other party may select.

          (I) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           [SIGNATURE PAGES TO FOLLOW]

         IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of this ___ day of April, 2002

AGREED AND ACCEPTED:

BUYER:

Nueva Generacion Manufacturas S.A. de C.V.


BY/S/ ENRIQUE SANCHEZ ALDUNATE
------------------------------
       Enrique Sanchez Aldunate, President

SELLER:

Aerovox Incorporated

BY/S/ ROBERT D. ELLIOTT
-----------------------
       Robert Elliott, President


Aerovox de Mexico, S.A. de C.V.


BY/S/ ROBERT D. ELLIOTT
-----------------------

       Robert Elliott, President

(Printed Name and Title)

AGREED AND ACCEPTED WITH RESPECT TO SECTIONS VII(F), XI (A) AND XII(A) ONLY, AND FOR NO OTHER PURPOSE:

BY/S/ ENRIQUE SANCHEZ ALDUNATE
------------------------------
Enrique Sanchez Aldunate, individually

AGREED AND ACCEPTED WITH RESPECT TO ARTICLE XI (A) ONLY, AND FOR NO OTHER
PURPOSE:

Hobir Holdings, B.V.


BY/S/FRANCISCA LUCIA
--------------------
Name: Francisca Lucia
Its:Legal Representative

Kato Holdings, B.V.


BY/S/FRANCISCA LUCIA
--------------------
Name: Francisca Lucia
Its:Legal Representative


Bires Investments, B.V.


BY/S/FRANCISCA LUCIA
--------------------
Name: Francisca Lucia
Its:Legal Representative


Kasri Holding, B.V.


BY/S/FRANCISCA LUCIA
--------------------
Name: Francisca Lucia
Its:Legal Representative

Tako Holding, B.V.


BY/S/FRANCISCA LUCIA
--------------------
Name: Francisca Lucia
Its:Legal Representative

Renko Investments, B.V.


BY/S/FRANCISCA LUCIA
--------------------
Name: Francisca Lucia
Its:Legal Representative


Compania General de Electronica, S.A. de C.V.


BY/S/ ENRIQUE SANCHEZ
---------------------
Name: Enrique Sanchez
Its:General Manager

Inmobiliaria Industrial S.A. de C.V


BY/S/FRANCISCA LUCIA
--------------------
Name: Francisca Lucia
Its:Legal Representative

Exhibits:

         A    Aerovox Mexico Contracts and Agreements
         B    Aerovox Contracts and Agreements
         C    Allocation of Purchase Price
         D    Escrow Agreement
         E    Initial Working Capital Statement
         F    Foil Price List

                                                                       EXHIBIT A

                     AEROVOX MEXICO CONTRACTS AND AGREEMENTS

                            COMERCIAL CONTRACT WITH:

1.- COVENCA, customer, purchase agreement, April 1999
2.- MABE MEXICO, customer, purchase agreement, June 2001
3.- OSRAM , customer, purchase agreement, March 2000
5.- TECUMSEH, customer, purchase agreement, July 1998

                        REPRESENTATIVES AGREEMENTS WITH:

1.- ED GLASS ASSOCIATES, representation agreement, April 1999 2.- A. W. KROESSLER, representation agreement, October 1999 3.- SISLER & ASSOCIATES, representation agreement, Jan. 2001 4.- COVENCA Venezuela, representation agreement, April 1999

                            REAL STATE CONTRACT WITH:

1.- Compania General de Electronica, lease of the building located on TEZOZOMOC 239, April 1999
2.- Compania General de Electronica, lease of the building located on TOCHTLI 352, April 1999
3.- Compania General de Electronica, for the services of buildings located on:
TEZOZOMOC 239 and TOCHTLI 352, April 1999
4.- INMOBILIARIA INDUSTRIAL lease of the building located on TOCHTLI 368 May
2001.
5.- INMOBILIARIA INDUSTRIAL for the services of buildings located on: TOCHTLI 368 May 2001.

                            OTHER SERVICES CONTRACTS

1.- MAITEAM, IT equipment yearly service, August 2001
2.- BUFETE CESAR ROEL, labor litigation firm, Nov. 1995
3.- XEROX, copier maintenance, Jan. 2002
4.- XEROX, copier maintenance, Dec. 2001
5.- BAACNIE, security personnel, Dec. 2001
6.- ALCATEL, switch board yearly maintenance, July 2001
7.- TAMEME, transportation of payroll and cash, March 2000
8.- AGILENT TECHNOLOGIES, equipment calibration, Jan. 2001

                                                                       EXHIBIT B

  None.

                                                                       EXHIBIT C

                          ALLOCATION OF PURCHASE PRICE

         The purchase price will be allocated to the purchased assets as follows in sequence:

            1. Accounts receivable will be offset by accounts payable and the outstanding principal balance of the BBV loan. The balance of accounts receivable greater than the offsets, if any remains, will represent an allocation of the purchase price.

            2. If, after the allocation described in number 1 above, there is an unallocated balance remaining of the purchase price, the unallocated purchase price will be allocated to the Consignment Inventory.

            3. If, after the allocation described in number 2 above, there is an unallocated balance remaining of the purchase price, up to $270,000 of the unallocated purchase price will be allocated to the machinery, equipment, fixtures and construction in progress owned by Aerovox Mexico at Closing and located at the Mexico City Facility.

            4. If, after the allocation described in number 3 above, there is an unallocated balance remaining of the purchase price, up to $30,000 of the unallocated purchase price will be allocated to the machinery, equipment, fixtures and construction in progress owned by Aerovox at Closing and located at the Mexico City Facility.

            5. If, after the allocation described in number 4 above, there is an unallocated balance remaining of the purchase price, the unallocated purchase price will be allocated to the Mexico City Inventory.

            6. If, after the allocation described in number 5 above, there is an unallocated balance remaining of the purchase price, the unallocated purchase price will be allocated to Goodwill.

                                                                       EXHIBIT D

                                ESCROW AGREEMENT

      Escrow Agreement made and entered into by and among Nueva Generacion Manufacturas S.A. de C.V., a Mexican corporation (the "Buyer"), Aerovox, Incorporated, a Delaware corporation ("Aerovox"), Aerovox de Mexico, S.A. de C.V., a Mexican corporation ("Aerovox Mexico" and, together with Aerovox, the "Seller"), and Hanify & King, P.C., a law firm with offices in Boston, Massachusetts (the "Escrow Agent").

                                    RECITALS

      Buyer and Seller are parties to a certain Agreement Regarding Purchase of Certain Assets dated of even date herewith (the "Purchase Agreement") providing for the sale by the Seller to the Buyer of certain assets of the Seller as therein provided. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

      Section VI(A) of the Purchase Agreement provides for the deposit of certain monies into escrow by Buyer pursuant to this Agreement.

      NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

      1. The Escrow Fund. Simultaneously with the execution of this Agreement, the Buyer has delivered to the Escrow Agent by certified or bank cashier's check or wire transfer of funds the sum of Three Hundred Thousand and 00/100 ($300,000.00). The Escrow Agent shall deposit such amount in an interest bearing deposit account at a financial institution of its choice, and disburse same in accordance with the provisions of this Agreement. Such amount, together with the earnings thereon, are herein called the "Escrow Fund." It is understood and agreed that any interest earned in respect of the Escrow Fund shall be taxable to the Buyer and the Seller in proportion to the total amounts distributed to each hereunder.

      2. Disposition of the Escrow Fund. (a) If the Closing under the Purchase Agreement occurs, then, at the Closing, the Escrow Agent shall pay the Escrow Fund to the Seller.

          (b) If the Closing under the Purchase Agreement does not take place because of a material breach by the Buyer of its covenants or obligations under the Purchase Agreement, and if the Seller is not then in material breach of its representations, warranties, covenants or obligations under the Purchase Agreement, then, upon a claim for payment made by the Seller, the Escrow Agent shall pay the Escrow Fund to the Seller as provided in the Purchase Agreement. In any other case if the Closing does not occur, then, upon a claim for payment made by the Buyer, the Escrow Agent shall pay the Escrow Fund to the Buyer. All claims and payments under this Section 2(b) shall be made in accordance with the procedures set forth in Section 2(c) below.

(c) In the event of a claim for payment under this Agreement by either the Seller or the Buyer, the party claiming such payment (the "Claiming Party") shall give written notice to the other party (the "Other Party") and to the Escrow Agent stating that the Claiming Party is entitled to payment of the Escrow Fund in accordance with the provisions hereof and of the Purchase Agreement. If, within fifteen (15) days after receipt of such notice by the Escrow Agent and the Other Party, the Escrow Agent does not receive written notice from the Other Party disputing the Claiming Party's right to payment of the Escrow Fund, then the Escrow Agent shall promptly pay the Escrow Fund to the Claiming Party. If, within such fifteen (15) day period, the Escrow Agent receives written notice from the Other Party disputing the Claiming Party's right to payment of the Escrow Fund, then the Escrow Agent shall retain the Escrow Fund until (i) the rights of Buyer and Seller have been determined by final judgment of a court of competent jurisdiction and the Escrow Agent has received evidence reasonably satisfactory to it of such final judgment, at which time the Escrow Agent shall promptly disburse the Escrow Fund in accordance with such final judgment, or (ii) the Escrow Agent has received written instructions signed by both the Seller and Buyer as to the disposition of the Escrow Fund, at which time the Escrow Agent shall promptly disburse the Escrow Fund in accordance with such written instructions. A final judgment shall be a judgment as to which the period of time for appealing such judgment has expired without an appeal having been timely made, or, if an appeal is timely made, as to which such appeal has been disposed of and there is no recourse to further appeals.

         3. Provisions as to Escrow Agent. (a) The Escrow Agent shall have no liability to any party on account of any investment of funds in accordance with this Agreement. In the event of any dispute regarding this Agreement, the Escrow Agent may deposit the Escrow Fund in an appropriate court and therein commence an action for interpleader or action of similar nature, and the Escrow Agent shall cease to have any other obligations or liabilities hereunder with respect to the funds so deposited. Buyer acknowledges that Escrow Agent is also counsel to Seller and agrees that Escrow Agent may continue to represent Seller in connection with the related transaction for all purposes.

             (b) The Escrow Agent shall be protected in acting upon any written notice, statement, certificate, waiver, consent or other instrument or document which the Escrow Agent believes to be genuine. The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted in good faith, or for anything which the Escrow Agent may do or refrain from doing in connection with this Agreement, except that the Escrow Agent shall be liable for its own willful misconduct or gross negligence. In no event shall the Escrow Agent be required to account for any funds subsequent to disposition thereof by the Escrow Agent in accordance with this Agreement.

             (c) The Escrow Agent may consult with and obtain advice from legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or the Escrow Agent's duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion of such counsel.

             (d) The Escrow Agent shall not be compensated for its services hereunder, but shall be reimbursed for any and all out-of-pocket expenses incurred in connection with its duties hereunder, such reimbursement to be paid equally by the Buyer and Seller promptly upon written request therefor by the Escrow Agent.

         4. Notice. Any notice or communication required or permitted to be given under this Agreement shall be given in the manner and at the address set forth in said Section XVI(G) of the Purchase Agreement. Any such notice or communication to the Escrow Agent shall be given at the following address:

                  Hanify & King, P.C.
                  One Federal Street
                  Boston, MA 02110
                  Attn:  Harold  Murphy, Esq.

or at such other address as such Escrow Agent may hereafter designate by written notice to the Buyer and Seller. Any payment to the Buyer or Seller pursuant to this Agreement shall be made at the address to which notice is to be given to such party pursuant to the terms hereof.

         5. Miscellaneous. (a) This Agreement shall be construed under and governed by the laws of the Commonwealth of Massachusetts.

             (b) The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

             (c) This Agreement may be amended only by a written instrument signed by all the parties hereto. No provisions of this Agreement may be waived except by an instrument in writing signed by the party sought to be bound. No failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.

             (d) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

       IN WITNESS WHEREOF, the parties have executed this Escrow Agreement under seal as of the 18/th/ day of April, 2002.

                                Nueva Generacion Manufacturas S.A. de C.V.


                                      BY/S/ENRIQUE SANCHEZ
                                      --------------------
                                           (Signature)

                                      Enrique Sanchez, President
                                      --------------------------
                                      (Printed Name and Title)


                                AEROVOX, INCORPORATED


                                      BY/S/ROBERT D. ELLIOTT
                                      ----------------------
                                            (Signature)

                                      Robert D. Elliott, President and CEO
                                      ------------------------------------
                                      (Printed Name and Title)

                                AEROVOX de MEXICO, S.A. de C.V.


                                      BY/S/ROBERT D. ELLIOTT
                                      ----------------------
                                            (Signature)

                                      Robert D. Elliott, President and CEO
                                      ------------------------------------
                                      (Printed Name and Title)


                                HANIFY & KING, P.C.



                                      BY/S/ROBERT E. RICHARDS
                                      -----------------------
                                      (Signature)

                                      Robert E. Richards
                                      ------------------
                                      (Printed Name and Title)

                                                                       EXHIBIT E

                             Unaudited Statement of
                           Mexico City Working Capital
                             As of February 23, 2002
                (Exchange rate of 9.10 pesos to 1.00 U.S. dollar)

Accounts Receivable Gross ($M.N. - pesos)                                            $   17,352,589
(1103, 1104, 1105, 3107)

Inventories, Gross                                                                       30,618,724
(1111, 1113, 1114, 1117, 1119, 1120, 1121, 1122, 1123)

Prepaid Expenses and Other Current Assets                                                   207,886
(1301, 1401)

Recoverable Income Taxes                                                                          0
(Not transferable)

Machinery and Equipment, Cost                                                            36,596,600
(1202, 1203, 1204, 1205, 1207, 1208, 1209)

Construction in Progress                                                                     46,327
(1206)

Other Assets                                                                                      0
                                                                                      -------------

   Mexico City Assets                                                                $   84,822,126

Accounts Payable                                                                         (6,936,019)
(2102, 2103)

Accrued Compensation and Related Expenses                                                  (664,103)
(2115)

Other Accrued Expenses                                                                   (1,217,859)
(2104 except for intercompany)

   Mexico City Liabilities
                                                                                      -------------
                                                                                         (8,817,981)


   Mexico City Working Capital less U.S. inventory, in $M.N. (pesos)                 $   76,004,145
                                      Divided by exchange rate                                 9.10
                                                                                      -------------

   Mexico City Working Capital less U.S. inventory, in $U.S.                         $    8,352,104

Inventory at, or in transit to, Hiatt and Whirlpool consignment warehouses                  604,670
                                                                                      -------------

   Mexico City Working Capital in $U.S.                                              $    8,956,774

Note: The numbers in parentheses represent the general ledger accounts from the Mexico City books of original entry that aggregate to the total shown.

                                                                       EXHIBIT F
                                 FOIL PRICE LIST

CODE          ACUTAL DESCRIPTION                UNIT             ACUTAL PRICE
                                                                 USD

06239         8VW-415 FV                        M2               7.53
06210         9LE-140 FV                        M2               4.69
06136         9LE-165 FV                        M2               4.69
06221         9LE-185 FV                        M2               4.69
06220         9VE-220 FV                        M2               5.50
06180         9VR-185 FV                        M2               5.00
06196         9VR-250 FV                        M2               6.45
06149         9VR-280 FV                        M2               6.45
06198         9VR-325 FV                        M2               6.45
06178         9VR-340 FV                        M2               7.00
06222         9VR-360 FV                        M2               7.00
06145         CATODO 2122 S                     M2               0.75
06065         TAB 0.20 X 8.00 MM 600 V          KG               27.98